EXHIBIT 10.1

CREDIT AGREEMENT
Dated as of September 5, 2018,
between
SPECTRA ENERGY PARTNERS, LP,
as Borrower,
and
ENBRIDGE (U.S.) INC.,
as Lender

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1

SECTION 1.01.	Certain Defined Terms. 1

SECTION 1.02.	Computation of Time Periods. 13

SECTION 1.03.	Accounting Terms. 13

SECTION 1.04.	Terms Generally. 14

SECTION 1.05.	[reserved]. 14

SECTION 1.06.	[reserved]. 14

SECTION 1.07.	[reserved]. 14

SECTION 1.08.	[reserved]. 14
ARTICLE II THE COMMITMENT AND CREDIT ADVANCES    14

SECTION 2.01.	The Advances; Conversion to Term Loans. 14

SECTION 2.02.	Making the Advances 15

SECTION 2.03.	[reserved]. 15

SECTION 2.04.	Fees. 15

SECTION 2.05.	Termination or Reduction of Commitment. 15

SECTION 2.06.	Interest on Advances. 16

SECTION 2.07.	[reserved]. 17

SECTION 2.08.	[reserved]. 17

SECTION 2.09.	Mandatory Payments and Prepayments of Advances. 17

SECTION 2.10.	Optional Prepayments of Advances. 17

i

SECTION 2.11.	[reserved]. 17

SECTION 2.12.	[reserved]. 17

SECTION 2.13.	[reserved]. 17

SECTION 2.14.	Payments and Computations. 17

SECTION 2.15.	Taxes. 18

SECTION 2.16.	[reserved]. 21

SECTION 2.17.	Notes. 22

SECTION 2.18.	[reserved]. 22

SECTION 2.19.	[reserved]. 22

SECTION 2.20.	[reserved]. 22
ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING    22

SECTION 3.01.	Conditions Precedent to Effectiveness of Sections 2.01. 22

SECTION 3.02.	Conditions Precedent to Each Borrowing. 23
ARTICLE IV REPRESENTATIONS AND WARRANTIES    23

SECTION 4.01.	Representations and Warranties. 23

The Borrower represents and warrants that:	23
ARTICLE V COVENANTS OF THE BORROWER    26

SECTION 5.01.	Information. 26

SECTION 5.02.	Payment of Taxes. 27

SECTION 5.03.	Maintenance of Property; Insurance. 27

SECTION 5.04.	Maintenance of Existence. 28

SECTION 5.05.	Compliance with Laws. 28

SECTION 5.06.	Books and Records. 28

SECTION 5.07.	Negative Pledge. 29

SECTION 5.08.	Consolidations, Mergers and Dispositions of Assets. 31

SECTION 5.09.	Use of Proceeds. 31

SECTION 5.10.	[reserved]. 31

SECTION 5.11.	Consolidated Leverage Ratio. 31

SECTION 5.12.	Designation of Subsidiaries. 32

SECTION 5.13.	[reserved]. 33
ARTICLE VI EVENTS OF DEFAULT    33

SECTION 6.01.	Events of Default. 33

SECTION 6.02.	[reserved]. 35
ARTICLE VII [RESERVED]    35
ARTICLE VIII MISCELLANEOUS    35

SECTION 8.01.	Amendments, Etc. 35

SECTION 8.02.	Notices, Etc. 35

SECTION 8.03.	No Waiver: Remedies. 36

SECTION 8.04.	Costs and Expenses. 36

SECTION 8.05.	Right of Set-off. 37

SECTION 8.06.	Binding Effect. 37

SECTION 8.07.	Assignments. 38

SECTION 8.08.	Governing Law. 39

SECTION 8.09.	Execution in Counterparts; Integration. 39

SECTION 8.10.	WAIVER OF JURY TRIAL. 40

SECTION 8.11.	Patriot Act. 40

SECTION 8.12.	Headings. 40

SECTION 8.13.	Confidentiality. 40

SECTION 8.14.	Conversion of Currencies. 41

Schedules

Schedule 1.01    -    Addresses for Notices
Schedule 2.01    -    Commitment

Exhibits

Exhibit A    -    Form of Revolving Note
Exhibit B    -    Form of Assignment and Acceptance

v

CREDIT AGREEMENT
Dated as of September 5, 2018
This CREDIT AGREEMENT (this “Agreement”) is entered into as of September 5, 2018, among SPECTRA ENERGY PARTNERS, LP, a Delaware limited partnership (the “Borrower”), and ENBRIDGE (U.S.) INC., (“Lender”), as lender.
Whereas, the Borrower has requested that the Lender commit to lend to the Borrower up to $750,000,000 (i) on a revolving basis for a 364-day period, extendible annually in the Lender’s discretion upon written request by the Borrower and (ii) for a 364-day term on a non-revolving basis following the expiration of the then-applicable revolving period; and
WHEREAS, the Lender is willing to make such loan on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms.As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of the property or assets (including Equity Securities of any Person but excluding capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Advance” means an advance made by the Lender to the Borrower pursuant to Article II of this Agreement, as part of a Borrowing in the form of a Revolving Advance or a Term Loan.
“Affiliate” means, as to any Person (the “specified Person”) (a) any Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (b) any Person (other than the specified Person or a Subsidiary of the specified Person) that is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, Affiliate means an Affiliate of the Borrower.
“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Applicable Margin” means, as of any date, 1.075% per annum.
“Approved Officer” means the president, a vice president, the chief executive officer, the chief financial officer, the treasurer, an assistant treasurer or the controller of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) or such other representative of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) as may be designated by any one of the foregoing with the consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed.
“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee, in substantially the form of Exhibit B hereto.
“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.
“Borrowing” means an Advance made by the Lender pursuant to Section 2.01.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to remain closed and, if the applicable Business Day relates to any Eurodollar Rate Advances, any day on which commercial banks are open for dealings in deposits denominated in dollars in the London interbank market.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender that becomes a party to this Agreement after the date hereof, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any governmental authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any corporation controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of law) of any central bank or other governmental authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.
“Commitment” means, the Lender’s obligation to make Advances to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which a Lender becomes party hereto, as applicable, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Consolidated Capitalization” means, at any date, the sum of (a) Consolidated Indebtedness, (b) consolidated partners’ capital as would appear on a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries prepared in accordance with GAAP, (c) the aggregate liquidation preference of preferred member or other similar preferred or priority Equity Securities (other than preferred member or other similar preferred or priority Equity Securities subject to mandatory redemption or repurchase) of the Borrower and the Consolidated Subsidiaries upon involuntary liquidation, (d) without duplication of the amount, if any, of Hybrid Securities included in Consolidated Indebtedness by virtue of the proviso in the definition of such term, the aggregate outstanding amount of all Hybrid Securities of the Borrower and the Consolidated Subsidiaries and (e) minority interests as would appear on a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries prepared in accordance with GAAP.
“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income, (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, minus (c) equity in earnings from subsidiaries of the Borrower that are not Consolidated Subsidiaries, plus (d) the amount of cash dividends actually received during such period by the Borrower on a consolidated basis from subsidiaries of the Borrower that are not Consolidated Subsidiaries or other Persons; provided, any such cash dividends actually received within thirty days after the last day of any fiscal quarter attributable to operations during such prior fiscal quarter shall be deemed to have been received during such prior fiscal quarter and not in the fiscal quarter actually received. Furthermore, (x) for purposes of the foregoing clauses (a) and (b), the Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of non-wholly-owned Consolidated Subsidiaries, to the extent not already excluded from Consolidated Net Income, to reflect the Borrower’s pro rata ownership interest therein, and (y) the calculation of Consolidated EBITDA shall exclude amounts categorized as other income or other expense to the extent not already excluded from Consolidated Net Income. Consolidated EBITDA will be calculated in accordance with clauses (i) and (ii) of Section 5.11(b) to the extent applicable.
“Consolidated Indebtedness” means, as of any date, all Indebtedness of the Borrower and the Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP plus, without duplication, all Indebtedness described in clause (e) of the definition thereof, but excluding the aggregate principal amount of all Cash Collateralized Term Loans; provided, that solely for purposes of this definition Hybrid Securities shall constitute Indebtedness only to the extent, if any, that the amount thereof that appears on a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries exceeds 15% of Consolidated Capitalization.
“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
“Consolidated Net Income” means, for any period, the net income of the Borrower and the Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Net Income shall not include (a) extraordinary gains or extraordinary losses, (b) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (c) gains or losses attributable to write-ups or write-downs of assets, including mark-to-market gains or losses with respect to Swap Contracts; provided that such Swap Contracts (i) were entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, Investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (d) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP.
“Consolidated Net Tangible Assets” means, as of any date, the total amount of consolidated assets of the Borrower and the Consolidated Subsidiaries after deducting therefrom the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and the Consolidated Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.
“Consolidated Subsidiaries” means each Restricted Subsidiary of the Borrower.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“dollars” or “$” refers to lawful money of the United States of America.
“Drawdown Date” means the date on which a Borrowing is made by the Borrower pursuant to the provisions hereof and which shall be a Business Day.
“Drawdown Notice” means a written notice to be given to the Lender by an authorized representative of the Borrower pursuant hereto.
“Effective Date” has the meaning specified in Section 3.01.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, in each case, relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, would (at the applicable time) be deemed as a single employer under Section 414 of the Internal Revenue Code.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, (a) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion; in each case the “Screen Rate”) at approximately 11:00 a.m., London time, on the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, divided by (b) one minus the Eurodollar Rate Reserve Percentage.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).
“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement between the United States and another country to implement such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices officially adopted by a government or governmental authority pursuant to such intergovernmental agreement. For the avoidance of doubt, Section 1.04(f) shall not apply for purposes of this definition.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” means Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower or any Consolidated Subsidiary, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of the Consolidated Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Consolidated Subsidiary, and (B) payments made from time to time on the subordinated debt.
“Impacted Interest Period” has the meaning assigned to such term in the definition of Eurodollar Rate.
“Indebtedness” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (d) all indebtedness under leases which shall have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capital leases in respect of which such Person is liable as lessee, (e) the face amount of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letter of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person, (f) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all direct guarantees of Indebtedness referred to above of another Person, (h) all amounts payable in connection with Hybrid Securities or mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority Equity Securities and (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person. Furthermore, for purposes of the foregoing clauses (a) through (i), Indebtedness of the Borrower shall be adjusted with respect to Indebtedness of non-wholly-owned Consolidated Subsidiaries with no recourse to the Borrower or any wholly-owned Consolidated Subsidiary thereof, to the extent not already excluded from Indebtedness, to reflect the Borrower’s pro rata ownership interest therein.
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Information” has the meaning specified in Section 8.13(a).“Interest Period” means the period commencing on the applicable Drawdown Date and terminating on the date selected by the Borrower hereunder for the repayment of such Advance, provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the same or another Advance; (ii) the last day of each Interest Period shall be a Business Day and if the last day of an Interest Period selected by the Borrower is not a Business Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next following the last day of the Interest Period selected unless such next following Business Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next preceding the last day of the Interest Period selected by the Borrower; and (iii) the last day of all Interest Periods for Advances outstanding under this Agreement shall expire on or prior to the Termination Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, with the consent of each Lender, such other periods), as the Borrower may, upon notice received by the Lender not later than 10:00 a.m. Calgary time on the proposed Drawdown Date, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after the Termination Date;
(b)    Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which the Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Equity Securities of another Person, (b) an Acquisition or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.
“Judgment Currency” has the meaning assigned to such term in Section 8.14(b).
“Lending Office” means the office or offices of the Lender set forth in Schedule 1.01, or such other office or offices as the Lender may from time to time notify the Borrower.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the legality, validity or enforceability of this Agreement or any Note.
“Material Plan” has the meaning specified in Section 6.01(h).
“Material Restricted Subsidiary” means at any time any Restricted Subsidiary that is a Material Subsidiary.
“Material Subsidiary” means at any time any Subsidiary that is a significant subsidiary (as such term is defined on the Effective Date in Regulation S-X of the Securities and Exchange Commission (17 CFR 210.1-02(w)), but treating all references to the “registrant” therein as references to the Borrower.
“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Revolving Advances (or, after the occurrence of the Term Conversion Date, the Term Loan) made by the Lender, substantially in the form of Exhibit A.
“Other Taxes” has the meaning specified in Section 2.15(b).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Acquisitions” means any Acquisition by the Borrower or any Restricted Subsidiary, so long as (i) no Default or Event of Default is in existence or would be created thereby, (ii) the Person or assets being acquired are engaged or used (or intended to be used), as applicable, primarily in the midstream energy business, (iii) such Acquisition has been approved by the Board of Directors or similar governing body of the target of such Acquisition (if required or applicable) and (iv) immediately after giving effect to such acquisition, the Borrower is in compliance with Section 5.11(a) on a pro forma basis.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means at any time an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 (or predecessor statute thereto) of the Internal Revenue Code, and (a) is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions, and (b) to which a member of the ERISA Group (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding five plan years made contributions or accrued an obligation to make such contributions.
“Qualified Acquisition” means a Permitted Acquisition, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Permitted Acquisitions in any rolling 12-month period, is greater than or equal to $25,000,000.
“Qualified Project” means the construction or expansion of any capital project of the Borrower, any of the Consolidated Subsidiaries, or any subsidiary of the Borrower that is not a Consolidated Subsidiary (including any Unrestricted Subsidiary), the aggregate capital cost of which exceeds $10,000,000.
“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:
(a)    prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Agent as the projected Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and the Consolidated Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
(b)    thereafter, actual Consolidated EBITDA of Borrower and the Consolidated Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by Agent pursuant to clause (a) above as the projected Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided, in the event the actual Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by Agent pursuant to clause (a) above for such fiscal quarter, the projected Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Agent, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and the Consolidated Subsidiaries for such fiscal quarters.
Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Qualified Project unless: (A) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 5.11(a), the Borrower shall have delivered to the Agent written pro forma projections of Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries attributable to such Qualified Project and (B) prior to the date such certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent, (ii) Qualified Project EBITDA Adjustments may also be made with respect to any Qualified Project of any subsidiary of the Borrower that is not a Consolidated Subsidiary (including any Unrestricted Subsidiary); provided that (x) any such Qualified Project EBITDA Adjustments shall be determined in the manner set forth above for the Consolidated Subsidiaries, but based solely upon the projected (prior to the Commercial Operation Date) and actual (on and after the Commercial Operation Date) cash dividends projected to be received or actually received by the Borrower from such subsidiary and (y) such subsidiary is financing such Qualified Project with funds from the Borrower and its Consolidated Subsidiaries (to the extent of the Borrower’s pro rata ownership interest in such subsidiary), and the Agent has received a certificate from the Borrower to such effect, including such other information and documentation as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent, and (iii) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and the Consolidated Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).
“Restricted Subsidiary” means all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.
“Revolving Advance” has the meaning specified in Section 2.01(a).
“Revolving Credit Commitment Termination Date” means 364 days from Effective Date or such later date (in one or more 364 day extensions) as may be agreed to by the Lender pursuant to Section 2.05(e).
“Scheduled Termination Date” means (i) if the Borrower does not exercise the term conversion option described in Section 2.0l(b), the Revolving Credit Commitment Termination

Date, or (ii) if the Borrower exercises the term conversion option described in Section 2.0l(b), the date that is 364 days after the Term Conversion Date.
“Screen Rate” has the meaning assigned to such term in the definition of Eurodollar Rate.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Swap Contract” means, to the extent entered into on a fair market value basis at the time of entry, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” has the meaning specified in Section 2.15(a).
“Term Conversion Date” has the meaning set forth in Section 2.01(b).
“Term Loan” has the meaning set forth in Section 2.01(b).
“Termination Date” means the earlier of (i) the Scheduled Termination Date or (ii) the date upon which the Commitment may be terminated in accordance with the terms hereof.
“Ultimate General Partner” means Spectra Energy Partners GP, LLC, a Delaware limited liability company.
“Ultimate Parent” means Enbridge Inc.
“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Board of Directors or similar governing body of the Ultimate General Partner (in its capacity as the general partner of the General Partner, in its capacity as general partner of the Borrower) as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the date hereof and (b) any Subsidiary of an Unrestricted Subsidiary.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrower.
SECTION 1.02.    Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03.    Accounting Terms.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to be applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Restricted Subsidiaries delivered to the Lender any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Lender notifies the Borrower that a request for an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04.    Terms Generally.
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any statute or regulatory provision shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulatory provision.
SECTION 1.05.    [reserved].
SECTION 1.06.    [reserved].
SECTION 1.07.    [reserved].
SECTION 1.08.    [reserved].
ARTICLE II
THE COMMITMENT AND CREDIT ADVANCES
SECTION 2.01.    The Advances; Conversion to Term Loans.
(a)    Revolving Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower (each such Advance, a “Revolving Advance”) from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Lender’s Commitment. Each Borrowing shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Advances made on the same day by the Lender. Within the limits of the Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
(b)    Term Loan. As of the Revolving Credit Commitment Termination Date, the Borrower shall have the option to convert all (but not less than all) outstanding Revolving Advances to a term loan ("Term Loan") in the same principal amount outstanding as the Revolving Advances as of such Revolving Credit Commitment Termination Date (such Revolving Credit Commitment Termination Date being referred to herein as the "Term Conversion Date"); provided, however, that any such conversion shall not be effective until the following conditions are satisfied: (i) the Borrower shall have provided to the Lender a Drawdown Notice at least one Business Day prior to the Term Conversion Date; (ii) the Borrower shall have provided to the Lender a certificate from a Responsible Officer certifying that as of such date of conversion the conditions set forth in Section 3.02(a) and Section 3.02(b) shall have been satisfied; and (iii) the Borrower shall have paid all fees and expenses then due under this Agreement for the account of the Lender. Once repaid or prepaid, the Term Loan may not be reborrowed.
SECTION 2.02.    Making the Advances
(a)    Notice of Borrowing. Subject to the provisions hereof, the Borrower may make a Borrowing under this Agreement by delivering a Drawdown Notice with respect to an Advance to the Lender not later than 10:00 a.m. Calgary time on the proposed Drawdown Date. The Lender shall, for same day value on the Drawdown Date specified by the Borrower in a Drawdown Notice with respect to an Advance, pay to the Borrower the full amount in accordance with any payment instructions set forth in the applicable Drawdown Notice.
SECTION 2.03.    [reserved].
SECTION 2.04.    Fees.
(a)    Facility Fee. The Borrower agrees to pay the Lender for its account a facility fee on the average daily amount of the Commitment (whether used or unused) from the Effective Date until the Termination Date at a rate per annum equal to 0.175% in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2018, and on the Termination Date. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article III is not met.
(b)    [reserved].
(c)    [reserved].
SECTION 2.05.    Termination or Reduction of Commitment.
(a)    Termination Date. Unless previously terminated, the Commitment shall terminate on the Termination Date.
(b)    Optional Termination or Reduction of Commitment.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that each reduction of the Commitment shall be in an amount that is at least $10,000,000 and integral multiples of $1,000,000 in excess thereof. Once reduced in accordance with this Section 2.05(b), the Commitment may not be increased. All facility fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
(ii)    [reserved].

(c)    Notice of Termination or Reduction. The Borrower shall notify in writing the Lender of any election to terminate or reduce the Commitment under Section 2.05(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.05(c) shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
(d)    [reserved].
(e)    Extension of Termination Date. The Borrower may, by written notice to the Lender not less than 30 days prior to the applicable Revolving Credit Commitment Termination Date, request that the Lender extend the Revolving Credit Commitment Termination Date and the Commitment for an additional period of 364 days. If the Lender agrees to an extension request, then the Revolving Credit Commitment Termination Date shall be extended for an additional period of 364 days. Notwithstanding the foregoing, no extension of the Revolving Credit Commitment Termination Date pursuant to this Section 2.05(e) shall become effective unless on the Revolving Credit Commitment Termination Date proposed to be extended pursuant to this Section 2.05(e) the conditions set forth in clauses (a) and (b) of Section 3.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such extension and without giving effect to the first parenthetical in Section 3.02(a)) and the Lender shall have received a certificate to that effect dated such date and executed by the Chief Financial Officer or the Treasurer of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower).
(f)    [reserved].
SECTION 2.06.    Interest on Advances.
(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    [reserved].
(ii)    Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period, and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Eurodollar Rate Advance shall be converted into the Term Loan or paid in full.

(b)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Advance as provided in Section 2.06(a).
(c)    Notice of Interest Period and Interest Rate. Promptly after receipt of a Drawdown Notice pursuant to Section 2.02(a) or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Lender shall advise the Borrower of the applicable Interest Period and the applicable interest rate determined by the Lender for purposes of clause (a)(ii) above.
SECTION 2.07.    [reserved].
SECTION 2.08.    [reserved].
SECTION 2.09.    Mandatory Payments and Prepayments of Advances.
(a)    Termination Date.
(i)    The Borrower shall repay to the Lender the principal amount of each Revolving Advance or Term Loan then outstanding, together with accrued interest thereon to the date of payment on the applicable Termination Date for such Advance.
(ii)    [reserved].
(b)    [reserved].
SECTION 2.10.    Optional Prepayments of Advances.
The Borrower may, upon at least two Business Days’ notice to the Lender, at any time or from time to time voluntarily prepay Revolving Advances or the Term Loan, in whole or in part without premium or penalty. Each such notice shall specify the date and amount of such prepayment and the Advances to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Revolving Advances or the Term Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.
SECTION 2.11.    [reserved].
SECTION 2.12.    [reserved].
SECTION 2.13.    [reserved].
SECTION 2.14.    Payments and Computations.

(a)    General Provisions. The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 10:00 a.m. Calgary time on the day when due in dollars to the Lender’s Account in same day funds. Upon its acceptance of an Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, the Borrower shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor thereunder for amounts that have accrued to but excluding the effective date of such assignment, and to the Lender assignee for amounts that have accrued from and after the effective date of such assignment.
(b)    Basis of Calculation. All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Payments Due on Non-Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause (i) any payment to be made after the Termination Date, or (ii) payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    [reserved].
(e)    [reserved].
(f)    [reserved].
SECTION 2.15.    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower to or for the account of the Lender or any other Person hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, or such other Person, (i) taxes imposed on (or measured by) its overall net income, net profits or net worth, and franchise or similar taxes, by the United States of America or by the jurisdiction under the laws of which the Lender or such other Person (as the case may be) is organized or is otherwise doing business, or any political subdivision thereof and, in the case of the Lender, taxes imposed on (or measured by), in whole or in part, its overall net income, net profits or net worth, and franchise or similar taxes, by the jurisdiction of the Lender’s Lending Office or any political subdivision thereof (including, without limitation, any withholding of taxes described in this Section 2.15(a)(i) that is treated under applicable law as a prepayment of taxes), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Person is located, (iii) any taxes imposed as a result of such Person’s willful misconduct, (iv) in the case of the Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. withholding tax that is imposed on amounts payable to such Lender by any law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.15(a), (v) any U.S. federal withholding taxes imposed under FATCA, (vi) [reserved], (vii) taxes attributable to its failure to comply with Section 2.15(f), (g), (i) or (j) and (viii) any interest, penalties or additions to tax imposed on any taxes described in Sections 2.15(a)(i), (ii), (iii), (iv) or (v) (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities with respect thereto not excluded under Section 2.15(a)(i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) in respect of payments hereunder or under the Notes or any other documents to be delivered hereunder being hereinafter referred to as “Taxes”); provided that, if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires a Withholding Agent to deduct any taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, from or in respect of any sum payable by or on account of any obligation of the Borrower hereunder or under any Note or any other documents to be delivered hereunder to or for the account of the Lender, (i) the Withholding Agent shall be entitled to make such deduction and shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (ii) to the extent such deduction is for Taxes or Other Taxes (as hereinafter defined), the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender receives an amount equal to the sum it would have received had no such deductions for Taxes or Other Taxes been made.
(b)    In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder, excluding, however, such taxes imposed with respect to an assignment following the primary syndication (other than an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18) that would not have been imposed but for a present or former connection between the Lender and the jurisdiction imposing such taxes (other than solely on account of the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder) (hereinafter referred to as “Other Taxes”).
(c)    The Borrower shall indemnify the Lender for and hold it harmless against the full amount, without duplication, of Taxes or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by Lender and any liability (including penalties and interest) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor and provides appropriate computational and, to the extent available, documentary support.

(d)    As soon as practicable after any payment of Taxes or Other Taxes pursuant to this Section 2.15, the Borrower shall furnish to the Lender, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent that such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Lender.
(e)    [reserved].
(f)    If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made hereunder or under the Notes or any other documents to be delivered hereunder shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(h) and (i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(g)    [reserved].
(h)    If a payment made to the Lender hereunder or under the Notes or any other documents to be delivered hereunder would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    The Lender shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to the Borrower two original properly completed and duly executed United States Internal Revenue Service Forms W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder.
(j)    The Lender agrees that if any form or certification it previously delivered pursuant to Section 2.15(f), (h) or (i) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(k)    For the avoidance of doubt, for any period with respect to which the Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(i) (other than if such failure is due to a change in law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under Section 2.15(i)), such Lender shall not be entitled to increased payments or indemnification under Section 2.15(a) or (c) with respect to taxes or Other Taxes imposed by reason of such failure; provided, however, that the Borrower shall take such steps as the Lender shall reasonably request (at the sole expense of such Lender) to assist the Lender to recover such taxes or Other Taxes (it being understood, however, that the Borrower shall have no liability to such Lender in respect of such taxes or Other Taxes).
(l)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by such indemnifying party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (l) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (l) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid.
(m)    [reserved].
(n) For purposes of determining withholding taxes imposed under FATCA, the Borrower shall treat (and the Lender hereby authorize the Borrower to treat) this Agreement and any Advance as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Nothing contained in this Section 2.15 shall require the Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).
SECTION 2.16.    [reserved].

SECTION 2.17.    Notes.The Borrower agrees that upon notice by the Lender to the Borrower to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for the Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, the Lender, the Borrower shall promptly execute and deliver to the Lender a Note payable to the Lender.
SECTION 2.18.    [reserved].
SECTION 2.19.    [reserved].
SECTION 2.20.    [reserved].
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.    Conditions Precedent to Effectiveness of Sections 2.01.
Sections 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied.
(a)    The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent:
(i)    counterparts hereof signed by each of the parties hereto;
(ii)    if requested by the Lender, the Note payable to the Lender;
(iii)    if requested by the Lender, an opinion of legal counsel to the Borrower addressed to the Lender;
(iv)    certified copies of the resolutions of the Board of Directors or similar governing body of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) and the General Partner (in its capacity as general partner of the Borrower) approving this Agreement and the Notes, and of all documents evidencing other necessary corporate or other similar action and governmental approvals, if any, with respect to this Agreement and the Notes;
(v)    a certificate signed by the Chief Financial Officer or the Treasurer of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower), dated the Effective Date, to the effects set forth in clauses (a) and (b) of Section 3.02;
(vi)    if requested by the Lender, a certificate of the Secretary or an Assistant Secretary of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) certifying the names and true signatures of the officers of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder; and
(vii)    all documents the Lender may have reasonably requested prior to the date hereof relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto.
(b)    [reserved].
(c)    [reserved].
(d)    [reserved].
The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.
SECTION 3.02.    Conditions Precedent to Each Borrowing.
The obligation of the Lender to make an Advance on the occasion of each Borrowing, shall be subject to the conditions precedent that the Effective Date shall have occurred or shall occur simultaneously with such Borrowing and on the date of such Borrowing the following statements shall be true (and each of the giving of the Drawdown Notice and the acceptance by the Borrower of the proceeds of any such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such statements are true):the representations and warranties contained in Section 4.01 (except the representations set forth in Section 4.01(d)(iii), Section 4.01(f) and Section 4.01(g) (provided that, in the case of Section 4.01(g), the exception shall apply solely with respect to Environmental Laws), each of which shall be made only on and as of the Effective Date) are correct on and as of the Effective Date and are correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects) on the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds thereof, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date); and
(a)    no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties.
The Borrower represents and warrants that:
(a)    Organization and Power. The Borrower is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.
(b)    Company and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s limited partnership powers, have been duly authorized by all necessary limited partnership action, and do not (i) require any action by or in respect of, or filing with, any governmental body, agency or official, (ii) contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of limited partnership or agreement of limited partnership of the Borrower, (iii) contravene, or constitute a default under, any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, except to the extent such contravention or default could not reasonably be expected to have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, other than any Lien that is required by this Agreement.
(c)    Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower and each Note, if and when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and by general principles of equity.
(d)    Financial Information.
(i)    The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2017 and the related consolidated statements of operations, comprehensive income, cash flows and partners’ capital for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(ii)    The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of March 31, 2018 and June 30, 2018, and the related unaudited consolidated statements of operations, comprehensive income, cash flows and partners’ capital for the three and six months then ended, respectively, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such dates and their consolidated results of operations and changes in financial position for such three-month and six-month period, subject to normal year-end adjustments and the absence of footnotes.
(iii)    There has been no Material Adverse Change since December 31, 2017.
(e)    Regulation U. The Borrower and the Consolidated Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing or any Letter of Credit will be used, whether directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any such case that would cause a violation of such Regulation U. Not more than 25% of the value of the assets of the Borrower and the Consolidated Subsidiaries is represented by margin stock.
(f)    Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2017, and the Borrower’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, there is no action, suit or proceeding (including, without limitation, any Environmental Action) pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Restricted Subsidiaries before any court or arbitrator or any governmental body, agency or official that would be likely to be decided adversely to the Borrower or such Subsidiary and, as a result, have a Material Adverse Effect.
(g)    Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.
(h)    Taxes. The Borrower and its Restricted Subsidiaries have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Restricted Subsidiary except (i) where nonpayment or failure to file would not have a Material Adverse Effect or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinions of the Borrower, adequate.
(i)    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
(j)    [reserved].
(k)    Unrestricted Subsidiaries. As of the Effective Date, there are no Unrestricted Subsidiaries.

ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01.    Information.
The Borrower will deliver to the Agent:
(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, comprehensive income, cash flows and partners’ capital for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with the requirements of the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;
(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended September 30, 2018, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, comprehensive income, cash flows and partners’ capital for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, application of GAAP and consistency by an Approved Officer;
(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.11(a) on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;
(d)    within five days after any officer of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) with responsibility relating thereto obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of an Approved Officer setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;
(e)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) that the Borrower shall have filed with the Securities and Exchange Commission;

(f)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or has knowledge that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization or “critical status” (within the meaning of Section 305 of ERISA), is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 430 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan that, in each case, has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and
(g)    from time to time such additional information regarding the financial position or business of the Borrower and its consolidated Subsidiaries (including, if requested, information as to the Borrower and the Consolidated Subsidiaries on a stand-alone basis) as the Lender, may reasonably request.
Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered when such information is posted by the Borrower on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm.
SECTION 5.02.    Payment of Taxes.
The Borrower will pay and discharge, and the Borrower will cause each Restricted Subsidiary to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment or failure to file would not have a Material Adverse Effect or (ii) the same may be contested in good faith by appropriate proceedings, and the Borrower will maintain, and the Borrower will cause each Restricted Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
SECTION 5.03.    Maintenance of Property; Insurance.
(a)    The Borrower will keep, and the Borrower will cause each Material Restricted Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower will, and the Borrower will cause each of its Material Restricted Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by the Borrower or any such Material Restricted Subsidiary shall not be deemed a violation of this covenant to the extent that such self-insurance is consistent with reasonable and prudent business practice; and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.
SECTION 5.04.    Maintenance of Existence.
The Borrower will preserve, renew and keep in full force and effect, and the Borrower will cause each Material Restricted Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit (i) any transaction permitted by Section 5.08 or (ii) the termination of any right, privilege or franchise of the Borrower or any Material Restricted Subsidiary or of the corporate or other legal existence of any Material Restricted Subsidiary or the change in form of organization of the Borrower or any Material Restricted Subsidiary if the Borrower in good faith determines that such termination or change is in the best interest of the Borrower, is not materially disadvantageous to the Lenders and, in the case of a change in the form of organization of the Borrower, the Agent has consented thereto (such consent not to be unreasonably withheld or delayed).
SECTION 5.05.    Compliance with Laws.
The Borrower will comply, and the Borrower will cause each Restricted Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) noncompliance would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.
SECTION 5.06.    Books and Records.
The Borrower will keep, and the Borrower will cause each Material Restricted Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and the Borrower will permit, and the Borrower will cause each Material Restricted Subsidiary to permit, representatives of the Lender at the Lender’s expense (accompanied by a representative of the Borrower, if the Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired provided that such visits shall not occur more than one time per year unless an Event of Default has occurred and is continuing.
SECTION 5.07.    Negative Pledge.
The Borrower will not, and the Borrower will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien to secure Indebtedness (for the avoidance of doubt, to the extent such Liens secure Indebtedness) on any asset now owned or hereafter acquired by it, except:
(a)    Liens existing on the date of this Agreement granted by the Borrower or any Restricted Subsidiary and securing Indebtedness or other obligations outstanding on the date of this Agreement;
(b)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Restricted Subsidiary and not created in contemplation of such event;
(c)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary and not created in contemplation of such acquisition;
(d)    any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 365 days after the acquisition thereof;
(e)    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness or other obligations secured by any Lien otherwise permitted by any of the foregoing clauses of this Section 5.07; provided that the principal amount of such Indebtedness or the amount of such other obligation, as applicable, is not increased and is not secured by any additional assets;
(f)    Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(g)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings that are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(h)    Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
(i)    [reserved];
(j)    Liens with respect to judgments and attachments that do not result in an Event of Default;
(k)    Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;
(l)    [reserved];
(m)    Liens required pursuant to the terms of this Agreement;
(n)    [reserved];
(o)    Liens on and pledges of the Equity Securities of any joint venture owned by the Borrower or any Restricted Subsidiary (other than any such joint venture that is a Consolidated Subsidiary) to the extent securing Indebtedness of such joint venture that is non-recourse to the Borrower or any Restricted Subsidiary;
(p)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;
(q)    Liens incurred in the ordinary course of business to secure liability for premiums to insurance carriers or to maintain self-insurance;
(r)    Liens in favor of the Borrower or any of its wholly-owned Restricted Subsidiaries;
(s)    [reserved];
(t)    any letter of credit issued for the account of the Borrower or any of its Affiliates to secure Indebtedness under tax free financings; and
(u)    Liens not otherwise permitted by the foregoing clauses of this Section 5.07 securing obligations in an aggregate principal or face amount at any date not to exceed 15% of Consolidated Net Tangible Assets; provided, for the purposes of this Section 5.07(u), with respect to any such secured Indebtedness of a non-wholly owned Subsidiary of the Borrower with no recourse to the Borrower or any wholly-owned Subsidiary thereof, only that portion of such

Indebtedness reflecting the Borrower’s pro rata ownership interest therein shall be included in calculating compliance herewith.

SECTION 5.08.    Consolidations, Mergers and Dispositions of Assets.
(a)    The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any Person; provided that the Borrower may merge with another Person if the Borrower is the entity surviving such merger and, after giving effect thereto, no Event of Default or Default shall have occurred and be continuing.
(b)    The Borrower will not permit any of its Restricted Subsidiaries to consolidate or merge with any other Person (except with the Borrower or another Restricted Subsidiary, but subject to the provisions of Section 5.08(a)) or sell all or substantially all of their respective assets (except to the Borrower or another Restricted Subsidiary) if, after giving effect thereto, (i) any Event of Default or Default shall have occurred and be continuing or (ii) such consolidation, merger or sale of assets, taken as a whole together with all other consolidations, mergers and sales of assets by the Borrower and its Restricted Subsidiaries since the Effective Date, shall result in the disposition by the Borrower and its Restricted Subsidiaries of assets in an amount that would constitute all or substantially all of the consolidated assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recently completed fiscal quarter.
SECTION 5.09.    Use of Proceeds.
The proceeds of the Advances made under this Agreement will be used by the Borrower for its and its Subsidiaries’ general company purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
SECTION 5.10.    [reserved].
SECTION 5.11.    Consolidated Leverage Ratio.
(a)    The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the fiscal quarter ended September 30, 2013), shall be less than or equal to 5.00 to 1.0; provided that subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.50 to 1.0.
(b)    For purposes of calculating compliance with the financial covenant set forth in Section 5.11(a):
(i)    with respect to all Permitted Acquisitions on or subsequent to the Effective Date, Consolidated EBITDA with respect to such newly acquired assets shall be calculated on a pro forma basis as if such acquisition had occurred at the beginning of the applicable twelve-month period of determination; provided, that with respect to all Permitted Acquisitions with limited or no prior operating history (or with a prior operating history that does not reliably indicate future operating results), Consolidated EBITDA shall be deemed to be the amount approved by the Lender as the projected Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Permitted Acquisition for the first twelve-month period following such Permitted Acquisition (such amount to be determined based on customer contracts relating to such Permitted Acquisition, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by the Lender); and
(ii)    Consolidated EBITDA may include, at the Borrower’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.
SECTION 5.12.    Designation of Subsidiaries.
The Board of Directors or similar governing body of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default or Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with Section 5.11(a) (as though the effective date of such designation were the last day of a fiscal quarter of the Borrower) and, as a condition precedent to the effectiveness of such designation, the Borrower shall deliver to the Agent a certificate of the Chief Financial Officer, Treasurer or Controller of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower) setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary of an Unrestricted Subsidiary may be designated as a Restricted Subsidiary, (v) no Subsidiary that owns any Equity Securities or Indebtedness of, or owns or holds any Lien on, any property of the Borrower or any Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated), may be designated an Unrestricted Subsidiary, (vi) each Subsidiary to be so designated as an Unrestricted Subsidiary, and its Subsidiaries, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender or other creditor has recourse to any assets of the Borrower or any Restricted Subsidiary other than the Equity Securities in such Unrestricted Subsidiary and its Subsidiaries, and (vii) no primary operating Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter automatically cease to be an Unrestricted Subsidiary and shall constitute a Restricted Subsidiary for all purposes of this Agreement, and (among other things)

any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date.
SECTION 5.13.    [reserved].
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01.    Events of Default.
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    (i) the Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or (ii) the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or
(b)    any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers or any of the officers of the Ultimate General Partner (in its capacity as general partner of the General Partner, in its capacity as general partner of the Borrower)) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.04, 5.07, 5.08, 5.11(a) or the third sentence of Section 5.09, (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.13 on its part to be performed or observed if such failure shall remain unremedied for 5 days after written notice thereof shall have been given to the Borrower by the Lender or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent at the request of the Lender; or
(d)    (i) the Borrower or any of its Material Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $175,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Borrower or such Material Restricted Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e)    the Borrower or any of its Material Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Restricted Subsidiaries shall take any corporate or other equivalent action to authorize any of the actions set forth above in this subsection (e); or
(f)    judgments or orders for the payment of money in excess of $175,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)    [reserved]; or
(h)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
then, and in every such event (other than an event with respect to the Borrower described in Section 6.01(e)), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, (ii) exercise their rights and remedies under Section 2.03(h)(i), and (iii) declare the Revolving Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of Default is continuing), and thereupon the principal of the

Revolving Advances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 6.01(e), all of the Commitment shall automatically terminate and the principal of all of the Advances then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 6.02.    [reserved].
ARTICLE VII
[RESERVED]
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01.    Amendments, Etc.
(a)    No amendment or waiver of any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)    [reserved].
SECTION 8.02.    Notices, Etc.
(a)    All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to the Borrower, at the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 1.01; and if to the Lender, at the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 1.01. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)    The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or their written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
SECTION 8.03.    No Waiver: Remedies.
No failure on the part of the Lender or to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04.    Costs and Expenses.
(a)    The Borrower agrees to pay on demand all reasonable and invoiced out-of-pocket fees, charges and expenses of counsel for the Lender, and of a single local counsel to the Lender in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained by the Lender with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) and of such other counsel retained by the Lender in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, in connection with the enforcement of rights under this Section 8.04(a).
(b)    The Borrower agrees to indemnify and hold harmless the Lender and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party upon demand for any reasonable and documented legal expenses of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party) and other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related legal or other expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Party, (ii) they arise out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party or (iii) they consist of any taxes, which shall be governed by Section 2.15. The parties hereto agree not to assert, and hereby waive on behalf of their respective Affiliates, the holders of their Equity Securities and their respective officers, directors, employees, agents and advisors, any claim for special, indirect, consequential or punitive damages against any party hereto (including, without limitation, the Borrower or the Lender), any of their respective Affiliates or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that nothing contained in this sentence shall limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in the immediately preceding sentence.
(c)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.14, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 8.05.    Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration by the Lender that the Revolving Advances are due and payable pursuant to the provisions of Section 6.01, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.
SECTION 8.06.    Binding Effect.
This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender (and any attempted assignment by the Borrower without such consent shall be null and void).

SECTION 8.07.    Assignments.
(a)    (i) Subject to the conditions set forth in paragraph (a)(ii) below, the Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Lender within five Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required (1) for an assignment to the Lender or an Affiliate of the Lender or (2) if an Event of Default has occurred and is continuing, for an assignment to any other assignee;
(B)    [reserved];
(C)    [reserved].
(i)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to an Affiliate of the Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Advances, the amount of the Commitment or Advances of the Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Lender otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    [reserved];
(C)    the parties to each assignment shall execute and deliver to the Lender an Assignment and Acceptance, together with any Note;
(D)    [reserved].
(ii)    [reserved].
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Lender.
(c)    [reserved].
(d)    [reserved].
(e)    [reserved].
(f)    [reserved].
(g)    [reserved].
SECTION 8.08.    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of Texas, without reference to its conflict of laws rules or principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts of Texas seated in Harris County for the interpretation and enforcement of this Agreement, and unconditionally waives any defense of an inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding and any right of jurisdiction on account of the place of residence or domicile of either Party. A final judgment on any such dispute, as to which all appeals, if any, have been exhausted, shall be conclusive and may be enforced in other jurisdictions in any manner provided by law.
SECTION 8.09.    Execution in Counterparts; Integration.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the Notes constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.10.    WAIVER OF JURY TRIAL.
EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 8.11.    Patriot Act.
The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 8.12.    Headings.
Article, Section and other headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.13.    Confidentiality.
(a)    The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis), (ii) to the extent requested by any governmental authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations, (iv) to the extent required by any subpoena or similar legal process provided that, in such case and in the case of each of clauses (ii) and (iii) above, the Lender shall use reasonable efforts, consistent with its normal practices, to notify the Borrower promptly thereof prior to disclosure of such Information, to the extent it is not prohibited from doing so by any law or regulation or by such subpoena or legal process, (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 8.13, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that such actual or prospective assignee or Participant will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that such actual or prospective counterparty will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis), (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.13 or (B) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower unless the Lender shall have actual knowledge that such source was required to keep such Information confidential. For the purposes of this Section 8.13, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is either clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    The Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
(c)    [reserved].
SECTION 8.14.    Conversion of Currencies.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SPECTRA ENERGY PARTNERS, LP, as Borrower
By:    Spectra Energy Partners (DE) GP, LP,
its general partner
By:    Spectra Energy Partners GP, LLC,
its general partner
By: _/s/ Wanda M. Opheim
Name: Wanda M. Opheim
Title: Treasurer

[Signature Page to Credit Agreement]

ENBRIDGE (U.S.) INC. as the Lender

By: /s/ Maximillian G. Chan
Name: Maximillian G. Chan
Title: Assistant Treasurer

[Signature Page to Credit Agreement]

SCHEDULE 1.01
ADDRESSES FOR NOTICES
BORROWER
Spectra Energy Partners, L.P.
5400 Westheimer Court
Houston, TX 77056-5310
Attention: Legal Counsel
Facsimile: (713) 989-1717

With a copy to:
Spectra Energy Partners, L.P. C/O Enbridge Inc.
200, 425-lst SW
Calgary, Alberta, Canada T2P 3L8

Attention: Max Chan, Assistant Treasurer
Telephone: +1 (403) 767-3606
Facsimile: (403) 231-4848
Electronic Mail: max.chan@enbridge.com

LENDER

Enbridge (U.S.) Inc.
5400 Westheimer Court
Houston, TX 77056-5310
Attention: Legal Counsel
Facsimile: (713) 989-1717

With a copy to:
Enbridge (U.S.) Inc. C/O Enbridge Inc.
200, 425-lst SW
Calgary, Alberta, Canada T2P 3L8
Attention: Jacqueline Eliason, Director, Cash Management and Banking
Telephone: (403)-266-8307
Facsimile: (403) 231-4848
Electronic Mail: jackie.eliason@enbridge.com

SCHEDULE 2.01
COMMITMENT
LENDER                            COMMITMENT

Enbridge (U.S.) Inc.                        $750,000,000

EXHIBIT A – FORM OF
PROMISSORY NOTE
PROMISSORY NOTE
$_________________________    Dated:________________, 201___
FOR VALUE RECEIVED, the undersigned, SPECTRA ENERGY PARTNERS, LP, a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY to [_____________] or its registered assignees (the “Lender”) for the account of its Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of $[amount of the Lender’s Revolving Commitment in figures] or, if less, the aggregate principal amount of the Revolving Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of September ●, 2018, between the Borrower and the Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Lender, in same day funds. Each Revolving Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto that is part of this Promissory Note; provided that the failure to make a notation of any such Revolving Advance or payment made on this Promissory Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Promissory Note.
This Promissory Note is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance by the Lender being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Promissory Note shall be construed in accordance with and governed by the law of Texas.
The terms of this Promissory Note are subject to amendment only in the manner provided in the Credit Agreement. The Borrower promises to pay all reasonable and invoiced out-of-pocket fees, charges and expenses, all as provided in the Credit Agreement, of counsel retained

Exhibit A

by the Lender in connection with the collection and enforcement of this Promissory Note (whether through negotiations, legal proceedings or otherwise). The Borrower and any endorsers of this Promissory Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
SPECTRA ENERGY PARTNERS, LP
By:    Spectra Energy Partners (DE) GP, LP,
its general partner
By:    Spectra Energy Partners GP, LLC,
its general partner
By: _______________________________
Name:
Title:

Exhibit A

REVOLVING ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B –- FORM OF
ASSIGNMENT AND ACCEPTANCE
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject

Exhibit A

to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Lender/an Affiliate of [identify Lender]/an Approved Fund]

3.	Borrower: Spectra Energy Partners, LP

4.	Credit Agreement: Credit Agreement dated as of September ●, 2018, among Spectra Energy Partners, LP, a Delaware limited partnership and Enbridge (U.S.) Inc. as Lender party thereto

5.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Advances for all Lenders in the Applicable Class	Amount of Commitment/Advances Assigned in the Applicable Class	Percentage Assigned of Commitment/Advances in the Applicable Class
Revolving Facility	$	$	%
[Series [__] Incremental Term Facility]	$	$	%

Exhibit B

6.    Assignee’s Domestic
Lending Office:        _______________________
7.    Assignee’s Eurodollar
Lending Office:        _______________________
8.    Assignee’s Letter of
Credit Commitment:    _______________________
Effective Date: _____________ ___, 20___

ASSIGNOR
[NAME OF ASSIGNOR],
by

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE],
by

Name:
Title:

Exhibit B

[Consented to:]

SPECTRA ENERGY PARTNERS, LP
by: Spectra Energy Partners (DE) GP, LP, its general partner by: Spectra Energy Partners GP, LLC, its general partner

Name:
Title:

Exhibit B

Standard Terms And Conditions For
Assignment And Assumption

1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of Texas.